Exhibit 99.2
INDEX TO FINANCIAL INFORMATION

Matterport, Inc. – Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019.	F-3
Consolidated Statements of Operations and Comprehensive Loss as of December 31, 2020 and December 31, 2019	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the fiscal years ended December 31, 2020 and December 31, 2019	F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2020 and December 31, 2019	F-6
Notes to Consolidated Financial Statements	F-7

F-1

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Matterport, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Matterport, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
April 5, 2021, except for the effects of the reverse recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is November 19, 2021
We have served as the Company’s auditor since 2019.

F-2

MATTERPORT, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(In thousands, except per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$51,850	$8,424
Restricted cash	400	1,728
Accounts receivable, net of allowance of $799 and $337 as of December 31, 2020 and 2019, respectively	3,924	1,507
Inventories	3,646	1,901
Prepaid expenses and other current assets	2,453	1,784

Total current assets	62,273	15,344
Property and equipment, net	8,210	7,970
Other assets	1,369	919

Total assets	$71,852	$24,233

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,434	$2,893
Current portion of long-term debt	8,215	6,748
Deferred revenue	4,606	2,146
Accrued expenses and other current liabilities	6,995	3,138

Total current liabilities	23,250	14,925
Long-term debt	4,502	7,630
Deferred revenue, non-current	297	227
Other long-term liabilities	335	102

Total liabilities	28,384	22,884

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, $0.0001 par value; 125,405 shares and 98,545 shares authorized as of December 31, 2020 and 2019, respectively; 124,979 shares and 98,542 shares issued and outstanding as of December 31, 2020 and 2019, respectively; and liquidation preference of $166,131 and $112,778 as of December 31, 2020 and 2019, respectively	164,168	110,978
Stockholders’ deficit:
Common stock, $0.0001 par value; 230,680 shares and 189,487 shares authorized as of December 31, 2020 and 2019, respectively; and 38,981 shares and 32,132 shares issued and outstanding as of December 31, 2020 and 2019, respectively	4	3
Additional paid-in capital	9,159	5,871
Accumulated other comprehensive income	135	36
Accumulated deficit	(129,998)	(115,539)

Total stockholders’ deficit	(120,700)	(109,629)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$71,852	$24,233

The accompanying notes are an integral part of these consolidated financial statements.

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3

MATTERPORT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(In thousands, except per share data)

	Year Ended December 31,
	2020	2019
Revenue:
Subscription	$41,558	$24,528
License	3,500	—
Services	7,702	2,869
Product	33,124	18,612

Total revenue	85,884	46,009
Costs of revenue:
Subscription	11,445	7,592
License	69	—
Services	6,131	2,394
Product	20,300	13,876

Total costs of revenue	37,945	23,862

Gross profit	47,939	22,147

Operating expenses:
Research and development	17,710	17,195
Selling, general, and administrative	41,791	35,350

Total operating expenses	59,501	52,545

Loss from operations	(11,562)	(30,398)
Other income (expense):
Interest income	19	229
Interest expense	(1,501)	(1,482)
Other expense, net	(900)	(244)

Total other expense	(2,382)	(1,497)

Loss before provision for income taxes	(13,944)	(31,895)
Provision for income taxes	77	65
Net loss	(14,021)	(31,960)

Net loss per share attributable to common stockholders, basic and diluted	$(0.43)	$(1.03)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,841	31,108

Other comprehensive income, net of tax:
Foreign currency translation gain	99	101

Comprehensive loss	$(13,922)	$(31,859)

The accompanying notes are an integral part of these consolidated financial statements.

F-
4

Matterport, Inc.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019
(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares (1)	Amount	Shares (1)	Amount
Balance as of January 1, 2019	72,314	$61,282	30,052	$3	$3,488	$(65)	$(83,579)	$(80,153)
Net loss	—	—	—	—	—	—	(31,960)	(31,960)
Other comprehensive income	—	—	—	—	—	101	—	101
Conversion of convertible note to Series C redeemable convertible preferred stock	10,371	17,834	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	15,857	31,862	—	—	—	—	—	—
Issuance of common stock warrants, net of issuance costs	—	—	—	—	28	—	—	28
Issuance of common stock upon exercise of stock options	—	—	2,080	—	469	—	—	469
Stock-based compensation	—	—	—	—	1,886	—	—	1,886

Balance as of December 31, 2019	98,542	$110,978	32,132	$3	$5,871	$36	$(115,539)	$(109,629)
Net loss	—	—	—	—	—	—	(14,021)	(14,021)
Other comprehensive income	—	—	—	—	—	99	—	99
Conversion of convertible note to Series D redeemable convertible preferred stock	4,729	9,501	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stock net of issuance costs	21,708	43,689	—	—	—	—	—	—
Issuance of common stock warrants net of issuance costs	—	—	—	—	55	—	—	55
Issuance of common stock upon exercise of stock options	—	—	7,293	1	1,538	—	—	1,539
Settlement of vested stock options	—	—	—	—	(956)	—	—	(956)
Repurchase and retirement of common stock	—	—	(444)	—	—	—	(438)	(438)
Stock-based compensation	—	—	—	—	2,651	—	—	2,651

Balance as of December 31, 2020	124,979	$164,168	38,981	$4	$9,159	$135	$(129,998)	$(120,700)

(1)
The shares of the Company’s common and redeemable convertible preferred stock, prior to the Merger (as defined in Note 1) have been retroactively restated to reflect the exchange ratio of approximately 4.1193 established in the Merger as described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-
5

MATTERPORT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS DECEMBER 31, 2020 AND 2019
(In thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(14,021)	$(31,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,778	4,224
Amortization of debt discount	223	200
Stock-based compensation, net of amounts capitalized	2,505	1,830
Loss on extinguishment of debt and convertible note	955	55
Allowance for doubtful accounts	846	356
Other	(4)	160
Changes in operating assets and liabilities:
Accounts receivable	(3,264)	(968)
Inventories	(1,731)	440
Prepaid expenses and other assets	(1,109)	(1,409)
Accounts payable	616	(240)
Deferred revenue	2,524	716
Other liabilities	4,085	(230)

Net cash used in operating activities	(3,597)	(26,826)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(30)	(553)
Capitalized software and development costs	(4,854)	(4,317)

Net cash used in investing activities	(4,884)	(4,870)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs	43,689	31,862
Proceeds from exercise of stock options	1,538	466
Settlement of vested stock options	(956)	—
Repurchase of common stock	(438)	—
Proceeds from debt	6,302	6,000
Proceeds from convertible notes, net of issuance costs	8,457	—
Repayment of debt	(8,049)	(4,132)
Other	(81)	(26)

Net cash provided by financing activities	50,462	34,170

Net change in cash, cash equivalents, and restricted cash	41,981	2,474
Effect of exchange rate changes on cash	117	107
Cash, cash equivalents, and restricted cash at beginning of year	10,152	7,571

Cash, cash equivalents, and restricted cash at end of year	$52,250	$10,152

Supplemental disclosures of cash flow information
Cash paid for interest	$1,071	$1,274
Cash paid for income taxes	$52	$24
Supplemental disclosures of non-cash investing and financing information
Exchange of convertible notes for redeemable convertible preferred stock	$9,501	$17,834
The accompanying notes are an integral part of these consolidated financial statements.

F-
6

MATTERPORT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND DESCRIPTION OF BUSINESS
Matterport, Inc. and its subsidiaries (collectively, “Matterport” or the “Company”) is leading the digitization and datafication of the built world. Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Matterport’s platform comprising innovative software, spatial data-driven data science, and 3D capture technology has broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for so long. The Company was incorporated in the state of Delaware in 2011. The Company is headquartered at Sunnyvale, California. Operating results are presented as of and for the years ended on December 31, 2020 and 2019.
On July 22, 2021, the Company consummated the merger (collectively with the other transactions described in the Merger Agreement, the “Merger”, “Closing”, or “Transactions”) pursuant to an Agreement and Plan of Merger, dated February 7, 2021 (the “Merger Agreement”), by and among the Company (at such time named Gores Holding VI, Inc., (“Gores”, or “GHVI”), Maker Merger Sub, Inc. (“First Merger Sub”), Maker Merger Sub II, LLC (“Second Merger Sub”), and the
pre-Merger
Matterport, Inc. (“Legacy Matterport”). In connection with the consummation of the Merger, the registrant changed its name from Gores Holdings VI, Inc. to Matterport, Inc. First Merger Sub merged with and into Legacy Matterport, with Legacy Matterport continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Matterport merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of the Company, under the new name “Matterport Operating, LLC” (the “Mergers”). See Note 15 “Subsequent Events” for additional information.
The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Gores was treated as the “acquired” company for financial reporting purposes. The financial statements of the combined entity upon consummation of the Merger represented a continuation of the financial statements of Matterport with the Merger being treated as the equivalent of Matterport issuing stock for the net assets of Gores, accompanied by a recapitalization. The net assets of Gores are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Matterport in future reports of the combined entity. All periods prior to the Merger have been retroactively adjusted using the exchange ratio of approximately 4.1193 for the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Significant estimates include assumptions related to the fair value of common stock and other assumptions used to measure stock-based compensation,

F-
7

valuation of deferred tax assets, net realizable value of inventories reserves, allowance for doubtful accounts, and the determination of stand-alone selling price (“SSP”) of various performance obligations. As of December 31, 2020, future impact of the
COVID-19
pandemic on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the Company’s subscribers and their spending habits, impact on the Company’s marketing efforts, and effect on the Company’s suppliers, all of which are uncertain and cannot be predicted with certainty. As a result, many of the Company’s estimates and assumptions required increased judgment and these estimates may change materially in future periods.
Management evaluates its estimates and assumptions on an ongoing basis using historical experience and various other factors, including the current economic environment, which management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company adjusts such estimates and assumptions when dictated by facts and circumstances. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. Actual results may differ materially from those estimates.
Segment information
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors, and reports its financial results as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. For revenue by geography, please refer to Note 3. Substantially, all of the Company’s long-lived assets are located in the United States.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation insurance limit, and the Company considers such risk to be minimal.
The Company’s accounts receivable is derived from customers located both inside and outside the United States. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial condition of its customers and requires advance payment from customers in certain circumstances. The Company generally does not require collateral from its customers. No customer accounted for more than 10% of the Company’s total accounts receivable at December 31, 2020 and 2019. No customer accounted for more than 10% of the

Company’s total revenue for the years ended December 31, 2020 and 2019.
Liquidity and Capital Resources
The Company has incurred net losses of $14.0 million and $32.0 million for the years ended December 31, 2020 and, 2019, respectively. The Company has historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before considering management’s plans described below, the Company expects that its cash and cash and cash equivalents will be sufficient to fund its forecasted operating expenses, working capital requirements and capital expenditures through the first quarter of 2022. The Company plans to raise additional liquidity in connection with the completion of the Merger (see Note 15). If the Company is unable to complete the Merger the Company’s plan is to cease increasing spending levels for labor, and sales and marketing programs, and will also reduce discretionary spending, including reducing its direct and

F-
8

indirect labor, reducing sales and marketing costs and focusing its available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund its operations for at least one year from the date of the issuance of these financial statements.
Cash, Cash Equivalents, and Restricted Cash
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposits with financial institutions.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the consolidated balance sheets as of
December 31, 2020 and 2019, and which, in aggregate, represent the amount reported on the consolidated statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$51,850	$8,424
Restricted cash	400	1,728

Total cash, cash equivalents, and restricted cash	$52,250	$10,152

The Company had restricted cash of $0.4 million and $1.7 million as of December 31, 2020 and 2019, respectively. The restricted cash of
$0.4 million as of December 31, 2020 is related to cash deposits restricted under the 2020 Term Loan, and the restricted cash of $1.7 million as of December 31, 2019 is related to cash held as cash deposits to secure credit card charges from customers. The cash deposit was returned to the Company during 2020.
Accounts Receivable, Net
Accounts receivable consists of current trade receivables due from customers recorded at the invoiced amount, net of allowances for doubtful accounts.
The Company’s accounts receivable primarily represent amounts due from customers arising from revenue and are stated at the amount the Company expects to collect from outstanding balances. On a periodic basis, the Company evaluates accounts receivable estimated to be uncollectible and provides allowances, as necessary, for doubtful accounts. As of December 31, 2020 and 2019, the allowance for doubtful accounts was $0.8 million and $0.3 million, respectively.
Fair Value Measurement
The Company accounts for certain of its financial assets and liabilities at fair value. The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.
The three-level hierarchy for fair value measurements is defined as follows:
Level
 1
—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

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Level
 2
—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level
 3
—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The Company has investments in U.S. treasury bills, and they were classified as cash equivalents on the consolidated balance sheets. The Company classifies the U.S. treasury bills within Level 1 because the Company uses quoted prices and models to determine their fair value. The Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows (in thousands):

	December 31, 2020
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$43,116	$43,116	$—	$—

Total cash equivalents	$43,116	$43,116	$—	$—

	December 31, 2019
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$2,963	$2,963	$—	$—

Total cash equivalents	$2,963	$2,963	$—	$—

Accounts receivable and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Short-term and long-term debt is carried at amortized cost, which approximates its fair value based on borrowing rates as of December 31, 2020 available to the Company for loans with similar terms. The fair value of the Company’s debt is determined based on Level 2 inputs using primarily observable markets.
Inventories
Inventories consist primarily of finished goods, assemblies, and raw materials. Assemblies are generally purchased from contract manufacturers. Inventories are valued at the lower of cost or net realizable value. Costs are determined using standard cost, which approximates actual cost on a first-in,
first-out
basis. The Company assesses the valuation of inventory and periodically adjusts the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions, as well as damaged or otherwise impaired goods.
The Company recorded a provision for excess and obsolete inventory to cost of revenue totaling $0.1 million in the years ended December 31, 2020 and 2019.
Property and Equipment, Net
Property and equipment are stated at cost, less accumulated depreciation and are depreciated on a straight- line basis over their estimated useful lives as follows:

Machinery and equipment	2- 7 years
Furniture and fixtures	3 years
Capitalized software and development costs	3 years
Leasehold improvements	Shorter of remaining lease term or 10 years

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10

Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is reflected in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Maintenance and repairs are charged to operations as incurred.
Long-Lived Assets, Net
The Company evaluates the recoverability of its property and equipment and finite-lived intangible assets for possible impairment whenever events
or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which
identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review determines that the carrying amount of specific property and equipment is not recoverable, the carrying amount of such assets is reduced to its fair value. There was no
impairment of long-lived assets for the years ended
December 31, 2020
and
2019
.
Acquired property and equipment and finite-lived intangible assets are amortized over their useful lives. The Company evaluates the estimated remaining useful life of these assets when events or changes in circumstances warrant a revision to the remaining period of amortization. If the Company revises the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life on a prospective basis.
Comprehensive Loss and Foreign Currency Translation
The functional currency of Matterport, Inc. and its wholly owned subsidiary in Singapore is the U.S. dollar. Matterport, Inc.’s United Kingdom (“U.K.”) subsidiary uses the British Pound as its functional currency to maintain its books and records. Matterport, Inc., therefore, translates its monetary assets and liabilities for its subsidiaries with a functional currency other than the U.S. dollar by using the applicable exchange rate as of the consolidated balance sheet date, and the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the consolidated financial statements are recorded as accumulated other comprehensive income or loss.
For transactions that occur in a foreign currency other than the functional currency of Matterport, Inc. or its subsidiaries, the Company records the transaction at the applicable rate on the date of recognition. Monetary assets and liabilities are remeasured at each consolidated balance sheet date until settled and changes are reported as transaction gains or losses in other income (expense), net in the consolidated statements of operations and comprehensive loss.
Revenue Recognition
The Company adopted Accounting Standards Codification (“ASC”) Topic 606,
Revenue from Contracts
with Customers
, on January 1, 2019, using the full retrospective method. The Company determines the amount of revenue to be recognized through the application of the following steps: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. In accordance with ASC 606, the Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
Nature of Revenue
The Company recognizes revenue from subscription, license, services and sale of products.

F-1

Subscription—
Revenues comprises of fees that provide customer access to ordered subscription services
.
Customers have the ability to select from several levels of subscription to the Matterport platform (“Subscription Levels”). Each selected Subscription Level includes Subscription Level-specific features and Subscription Level- specific pricing for add-ons
that are available to the user at any time during the subscription term.
Subscription fees are invoiced in advance of the service being provided to the customer. Typical payment terms provide that customers pay within 30 days of invoice. The portion of the transaction price allocated to the subscription is recognized ratably over the subscription term, which typically ranges from one month to a year as the Company’s management has concluded that the nature of the Company’s promise to the customer is to provide continuous access to the Matterport platform, which represents a stand-ready obligation provided throughout the subscription period. Annual and monthly subscriptions are renewed automatically at the end of each term.
The Company’s contracts with customers typically do not include termination rights for convenience, nor do they include terms with a significant financing component.
License
—The Company provides a perpetual license to spatial data assets in exchange for a fixed license fee. The license represents right-to-use
intellectual property and revenue is recognized at the point in time control of license transfers to the customer.
Services
—The Company provides capture services of spatial data and other add-on
services to existing subscription customers. Capture services and other add-on
services are typically invoiced in arrears on a monthly basis as services are provided. The Company recognizes revenue as the services are delivered.
Product—
The Company provides 3D capture cameras and third-party capture devices to customers
.
Cameras are invoiced upon shipment. The portion of the transaction price allocated to the camera is recognized upon control transferring to the customer. Revenue from sales to end users is recognized upon shipment, net of estimates of returns, as these buyers are entitled to return the camera within 30 days from the date of purchase for a full refund. These rights are accounted for as variable consideration and recognized as a reduction to the revenue recognized. Estimates of returns are made at contract inception and updated each reporting period. Revenue from sales to value-added resellers is recognized upon shipment and resellers do not have rights of return .
The Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the Company’s promise to transfer the associated products, rather than as a separate performance obligation. Accordingly, the Company records amounts billed for shipping and handling costs as a component of net product sales, and classifies such costs as a component of cost of products.
Arrangements with Multiple Performance Obligations
The Company’s contracts with customers frequently include multiple performance obligations that may consist of subscription, license, services and products. For these contracts, the transaction price is allocated to each performance obligation on a relative SSP. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation.
The Company determines SSP based on the Company’s best estimates and judgments by considering its pricing strategies, historical selling price of these performance obligations in similar transactions, bundling and discounting practices, customer and geographic information, and other factors. More than one SSP may exist for individual goods and services due to the stratification of those goods and services, considering attributes such as the size of the customer and geographic region. The allocation of transaction price among performance obligations in a contract may impact the amount and timing of revenue recognized in the consolidated statements of operations and comprehensive loss during a given period.

F-1

Deferred Commission, Net
Incremental costs of obtaining a contract with a customer consist primarily of direct sales commissions incurred upon execution of the contract. These costs require capitalization under ASC
340-40,
Other Assets and Deferred Costs—Contracts and Customers
, and amortization over the estimated period over which the benefit is expected to be received as direct sales commissions paid for subscription renewals are not commensurate with the amounts paid for initial contracts. The Company applies the practical expedient and expenses commissions when incurred if the amortization period is one year or less. The capitalized direct commission costs are included in other assets on the Company’s consolidated balance sheets and the amortization of these costs is included in selling, general, and administrative in the Company’s consolidated statements of operations and comprehensive loss. Deferred commission, net was
 $
0.8
 million and $
0.4
 million for the

years ended
December 31, 2020
and
2019
, respectively
.
Advertising Costs
Advertising costs are expensed as incurred and included in selling, general, and administrative in the consolidated statements of operations and comprehensive loss. Advertising expense was $4.1 million and $6.6 million for the years ended December 31, 2020 and 2019, respectively.
Research and Development Costs
Research and development costs are expensed as incurred and consist primarily of salaries, consulting services, and other direct expenses.
Internal-Use Software Development Costs
The Company capitalizes certain costs related to developed or modified software solely for its internal use and cloud-based applications used to deliver the Matterport platform. The Company capitalizes costs during the application development stage once the preliminary project stage is complete, management authorizes and commits to funding the project, and it is probable that the project will be completed and that the software will be used to perform the function intended. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.
Stock-Based Compensation
The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. The Company accounts for forfeitures as they occur. The Company selected the Black-Scholes option- pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.
The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:
Expected Volatility
—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
Expected Term
—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient

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historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-Free Interest Rate
—The risk-free interest rate is based on the implied yield available on U.S. Treasury zero coupon issues with a term that is equal to the options’ expected term at the grant date.
Dividend Yield
—The Company has never declared or paid dividends and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Common Stock Valuation
In the absence of a public trading market for the Company’s common stock, on each grant date, the fair value of the Company’s common stock is determined by the Company’s board of directors with inputs from management, taking into account the most recent valuations from an independent third-party valuation specialist. The valuations of the Company’s common stock are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The Company uses a hybrid method utilizing a combination of the option-pricing model and the probability weighted expected return method (“PWERM”) to allocate the Company’s equity value among outstanding common stock. After the allocation to the various classes of equity securities, a discount for lack of marketability is applied to arrive at a fair value of common stock. Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events.
Redeemable Convertible Preferred Stock
The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies its redeemable convertible preferred stock as mezzanine equity outside of stockholders’ deficit when the stock contains contingent redemption features that are not solely within the Company’s control. The Company does not adjust the carrying values of shares of its redeemable convertible preferred stock to the liquidation preferences of such shares until it is reasonably certain that the event that would obligate the Company to pay the liquidation preferences to the holders of the redeemable convertible preferred stock will occur.
Common Stock Warrants
The Company generally accounts for warrants issued in connection with debt and equity financings as a component of equity unless the warrants include a conditional obligation to issue a variable number of shares or if there is a deemed possibility that the Company may need to settle the warrants in cash, in which case the Company records the fair value of the warrants as a liability. All the Company’s outstanding warrants as of December 31, 2020 and 2019, were classified as equity.
Income Taxes
The Company utilizes the asset and liability method for computing its income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. The Company’s management makes estimates, assumptions, and judgments to determine the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes recovery is not likely, establishes a valuation allowance.

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The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.
Net Loss per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities. The Company considers all series of redeemable convertible preferred stock to be participating securities. Under the two-class
method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the Company’s redeemable convertible preferred stock do not have a contractual obligation to share in the losses.
Under the
two-class
method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, warrants, and redeemable convertible preferred stock. As the Company has reported loss for the periods presented, all potentially dilutive securities are antidilutive, and accordingly, basic net loss per share equals diluted net loss per share.
Accounting Pronouncements
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 either (1) within the same periods as those otherwise applicable to public business entities or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public
business entities, as indicated below. As a result, the Company’s financial statements may not be comparable to companies that comply with public company effective dates because of this election.
Recently Adopted Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”)
No. 2014-09,
Revenue from Contracts with Customers
(
Topic 606
). This ASU, along with subsequent ASUs issued to clarify certain provisions of ASC 606, provides a single, comprehensive revenue recognition model for all contracts with customers. In addition, the standard requires disclosures related to the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company applied the five- step method outlined in ASU
No. 2014-09
to all revenue streams and elected the full retrospective method for its adoption of the standard as of January 1, 2019. The revenue adoption did not have a material impact on the Company’s consolidated financial statements.
In January 2016, the FASB issued ASU
No. 2016-01,
Financial Instruments—Overall (Subtopic
825-10):
Recognition and Measurement of Financial Assets and Financial Liabilities
. ASU
No. 2016-01
affected the recognition, measurement, presentation, and disclosure of financial instruments. The guidance required equity investments to be measured at fair value with changes in fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee) and an assessment of a valuation allowance on deferred tax assets related to unrealized losses of available-for-sale
debt securities in combination with other deferred tax assets. The Company adopted the standard and all related amendments prospectively, effective January 1, 2019. The adoption of ASU
No. 2016-01
did not have a material impact on the Company’s consolidated financial statements.

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In August 2016, the FASB issued ASU
No. 2016-15,
Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments
. These amendments provide cash flow statement classification guidance for (1) debt prepayment or debt extinguishment costs; (2) settlement of zero coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. The Company adopted ASU
No. 2016-15
as of January 1, 2019. The standard did not have a material impact on the Company’s consolidated statements of cash flows.
In November 2016, the FASB issued ASU
No. 2016-18,
Statement of Cash Flows (Topic 230): Restricted Cash
, which requires restricted cash to be presented with cash and cash equivalents on the consolidated statements of cash flows and disclosure of how the consolidated statements of cash flows reconcile to the consolidated balance sheets if restricted cash is shown separately from cash and cash equivalents on the consolidated balance sheets. The Company adopted ASU
No. 2016-18
as of January 1, 2019. Restricted cash is now included as a component of cash, cash equivalents, and restricted cash on the Company’s consolidated statements of cash flows. Upon the adoption of ASU
No. 2016-18,
the amount of cash and cash equivalents presented on the consolidated statements of cash flows reflect the inclusion of restricted cash in the amount reported for changes in cash, cash equivalents, and restricted cash. Additionally, as a result of the adoption, transfers between restricted and unrestricted cash are no longer presented as a component of the Company’s investing activities.
In June 2018, the FASB issued ASU
No. 2018-07,
Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting
, which simplifies the accounting for stock- based payments made to non-employees
so the accounting for such payments is substantially the same as those made to employees. Under this ASU, stock-based awards to non-employees
will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718, upon vesting, which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company early adopted ASU
No. 2018-07
on January 1, 2019, which did not have a material impact on the consolidated financial statements.
Recently Issued Accounting Standards Not yet Adopted
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842).
This ASU requires a lessee to recognize on the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use
asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU
No. 2016-02
under the private company transition guidance beginning January 1, 2022, and is currently evaluating the impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU
No. 2016-13
under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s consolidated financial statements.

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In August 2018, the FASB issued ASU
No. 2018-15,
Intangibles—Goodwill and Other—
Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software as defined in ASC
350-40.
Under ASU
No. 2018-15,
the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. ASU
No. 2018-15
is effective for public and private companies’ fiscal years beginning after December 15, 2019 and 2020, respectively, with early adoption permitted. For private companies, ASU
No. 2018-15
is effective for interim periods beginning after December 15, 2021. The Company expects to adopt ASU
No. 2018-15
under the private company transition guidance beginning January 1, 2021, and does not expect to have a material impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): Simplifying the
Accounting for Income Taxes
. ASU
No. 2019-12
removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU
No. 2019-12
will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU
No. 2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU
No. 2019-12
under the private company transition guidance beginning January 1, 2022, and is currently assessing the impact the guidance will have on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU
No. 2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. The amendments in ASU
No. 2020-04
provide optional expedients and exceptions to contracts, hedging relationships, and other transactions that reference London InterBank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The amendments in this update are elective and are effective upon issuance for all entities. This guidance is optional and may be elected over time as reference rate reform activities occur. The Company is currently evaluating the impact of this guidance. However, the impact of this ASU is not expected to be material as the Company is not a party to any contracts referencing LIBOR.
In August 2020, the FASB issued ASU
No. 2020-06,
Debt—Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. ASU
No. 2020-06
is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the consolidated financial statements.

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3. REVENUE
Disaggregated Revenue
—The following table shows the revenue by geography for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
United States	$52,093	$31,298
International	33,791	14,711

Total revenue	$85,884	$46,009

No country other than the United States accounted for more than 10% of the Company’s revenue for the years ended December 31, 2020 and 2019. The geographical revenue information is determined by the ship-to
address of the products and the billing address of the customers of the services.
The following table shows over time versus
point-in-time
revenue for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Over time revenue	$49,260	$27,397
Point-in-time revenue	36,624	18,612

Total	$85,884	$46,009

Contract Balances
—The timing of revenue recognition differs from the timing of invoicing to customers and this timing difference results in contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. The contract balances as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Accounts receivable, net	$2,700	$1,032
Unbilled accounts receivable	1,224	475
Deferred revenue	4,903	2,373
The beginning balances of accounts receivable, net, unbilled accounts receivable, and deferred revenue as of
January 1, 2019, were $0.8 million, $0.2 million, and $1.7 million, respectively.
During fiscal years 2020 and 2019, the Company recognized revenue of $2.2 million and $1.3 million that was included in the deferred revenue balance at the beginning of the fiscal year, respectively. Contracted but unsatisfied performance obligations were $12.2 million and $5.8 million at the end of fiscal years 2020 and 2019 and consisted of deferred revenue and backlog, respectively. The contracted but unsatisfied or partially unsatisfied performance obligations expected to be recognized over the next 12 months at the end of fiscal years 2020 and 2019 were $9.2 million and $5.5 million, respectively, and the remaining thereafter.
Costs of Obtaining a Contract with a Customer
—Total capitalized direct commission costs as of December 31, 2020 and 2019, were $0.8 million and $0.5 million and are included in prepaid expenses and other current assets on the Company’s consolidated balance sheets, respectively. Amortization of these costs was $0.3 million and $0.1 million during fiscal years ended 2020 and 2019 and are included in selling, general, and administrative in the Company’s consolidated statements of operations and comprehensive loss, respectively.

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4. BALANCE SHEET COMPONENTS
Allowance for Doubtful Accounts
—Allowance for doubtful accounts as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Balance—beginning of year	$(337)	$(49)
Increase in reserves	(846)	(356)
Write-offs	384	68

Balance—end of year	$(799)	$(337)

Inventories
—Inventories as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Finished goods	$538	$361
Work in process	2,219	945
Purchased parts and raw materials	889	595

Total inventories	$3,646	$1,901

Prepaid Expenses and Other Current Assets
—Prepaid expenses and other current assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	December 31,
	2020	2019
Prepaid subscription	$1,084	$564
Prepaid materials	983	493
Prepaid rent and security deposit	145	201
Other prepaid expenses and current assets	241	526

Total prepaid expenses and other current assets	$2,453	$1,784

Property and Equipment, Net
—Property and equipment as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Machinery and equipment	$1,435	$1,422
Furniture and fixtures	359	369
Leasehold improvements	733	726
Capitalized software and development costs	18,126	13,125

Total property and equipment	20,653	15,642
Accumulated depreciation and amortization	(12,443)	(7,672)

Total property and equipment, net	$8,210	$7,970

Depreciation and amortization expenses were $4.8 million and $4.2 million for the years ended December 31, 2020 and 2019, respectively.
Additions to capitalized software and development costs, inclusive of stock-based compensation in 2020 and 2019, was $5.0 million and $4.3 million and are recorded as part of property and equipment, net on the consolidated balance sheets, respectively. Amortization expense was $4.5 million and $3.4 million for the years ended December 31, 2020 and 2019, of which $3.9 million and $3.0 million was recorded to costs of revenue related to subscription and $0.6 million and $0.4 million to selling, general, and administrative in the consolidated statements of operations and comprehensive loss, respectively.
Accrued Expenses and Other Current Liabilities
—Accrued expenses and other current liabilities as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued compensation	$3,208	$509
Tax payable	1,164	1,525
Other current liabilities	2,623	1,104

Total accrued expenses and other current liabilities	$6,995	$3,138

5. DEBT
The Company’s short-term and long-term debt is secured by substantially all the assets of the Company and subject the Company to certain affirmative and negative covenants. Failure to comply with these covenants could result in an event of default, which may lead to an acceleration of the amounts owed and other remedies.
As of December 31, 2020, the Company has the following financing arrangements:
2015 Term Loan and Line of Credit
—
On May 20, 2015, the Company entered into a Loan and Security Agreement with a lender (the “2015 Agreement”) to borrow a term loan up to $4.0 million (“2015 Term Loan”). The Company borrowed the full $4.0 million term loan on September 23, 2016. The term loan matured on September 30, 2019. The Company was required to make 36 equal installment payments of principal starting October 2016 through September 2019. The term loan bore interest at a floating per annum rate equal to 1.0% above the prime rate published by Wall Street Journal (the “Prime Rate”). Interest was payable monthly. The Company repaid the 2015 Term Loan by September 2019. The total repayment of principal outstanding in 2019 was $1.0 million. The agreement also allowed the Company to borrow under financing of eligible accounts, for up to $1.0 million (“2015 Account Financing”) The Company did not borrow any amount under the 2015 Account Financing.
On May 22, 2017, the Company amended and restated the 2015 Agreement with the lender (the “2015 Amended and Restated Agreement”) for an additional revolving line of credit up to $2.0 million. The line of credit bore interest at a floating per annum rate equal to 0.5% above the Prime Rate. The line of credit matured on May 22, 2019.
On October 26, 2017, the Company amended the 2015 Amended and Restated Agreement with the lender (the “2017 Amendment”) for an additional term loan up to $1.5 million (“2017 Term Loan”). The Company borrowed the full $1.5 million on November 3, 2017. The Company was required to make monthly interest-only payments starting December 2017 and 36 equal installment payments of principal starting October 2018 through September 2021. During 2019, the Company repaid $0.4 million for the 2017 Term Loan. The term loan bore interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate; and (b) 5.25%. Interest was payable monthly.
On September 16, 2019, the Company amended and restated the 2015 Amended and Restated Agreement and the 2017 Amendment with the lender (the “2017 Second Amended and Restated Agreement”). The agreement provided the Company with a term loan up to $3.0 million (“2019 Term Loan”). The loan must be first used to repay the prior term loan and accrued interest. The Company borrowed the full $3.0 million on

F-

September 16, 2019, and $1.0 million of the amount was used to repay in full the outstanding principal and interest under the 2017 Term Loan. The term loan matures in May 2023. The Company is required to make 36 equal installments payments of principal, plus monthly payment of accrued interest starting in June 2020 through May 2023. The term loan bears interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate and (b) 5.25%. The amendment also provided the Company with a revolving line of credit up to $3.0 million due in September 2020. The Company borrowed $3.0 million under the line of credit on September 27, 2019. The principal amount outstanding under the revolving line of credit bears interest at a floating per annum rate equal to the greater of (a) 0.5% above the Prime Rate and (b) 5.25%. Interest is payable monthly. As of December 31, 2019, the interest rates for the term loan and the revolving line of credit were 5.8% and 5.3%, respectively. The restructuring of the term loan was accounted for as an extinguishment. The loss on extinguishment was not material.
For the years ended December 31, 2020 and 2019, the Company recorded $0.3 million and $0.1 million of interest expense, respectively, under the 2019 Term Loan. The Company repaid $0.6 million of principal outstanding under the 2019 Term Loan during year ended December 31, 2020.
On April 28, 2020, the Company amended the 2017 Second Amended and Restated Agreement with the lender (the “2020 Amendment”) to increase the limit of the revolving line of credit from $3.0 million to $5.0 million and extend the maturity date of the revolving line to December 15, 2020. On December 22, 2020, the Company amended and extended the line of credit maturity date from December 15, 2020, through December 14, 2021. As of December 31, 2020, the interest rates for the term loan and the revolving line of credit were 5.25%. As of December 31, 2020, $3.0 million of principal was outstanding under the 2020 Amendment revolving line of credit.
2018 Term Loan
—On April 20, 2018, the Company entered into a $10.0 million term loan agreement (the “2018 Agreement”) with a lender maturing on May 1, 2022. The loan is repayable in 48 monthly scheduled installments commencing on May 1, 2018. The Company is required to make interest-only payments for the first 12 months starting May 2018 and thereafter to make 36 equal installment payments through the maturity date of the loan. The interest rate is fixed at 11.5% per annum. As of December 31, 2020 and 2019, there was $5.1 million and $8.3 million of principal outstanding under the 2018 Agreement, respectively.
In connection with the execution of the 2018 Agreement, an additional final payment of $0.5 million is due at the earlier of the maturity date and prepayment of the term loan. The Company accretes the final payment liability up to the redemption amount as part of the 2018 Agreement term loan balance and recognizes interest expense over the term of the loan. The Company recognized $0.1 million of interest expense related to the 2018 Agreement final payment for each of the years ended December 31, 2020 and 2019.
For the years ended December 31, 2020 and 2019, the Company recorded $0.8 million and $1.1 million of interest expense, respectively, and repaid $3.2 million and $1.7 million of principal outstanding under the 2018 Agreement, respectively.
The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which was recorded to additional paid-in
capital and an adjustment against the loan proceeds. The debt issuance cost was capitalized and amortized as interest expense over the initial term of the agreement.
2020 Term Loan
—
On February 20, 2020, the Company entered into a $ 2.0 million term loan agreement (“2020 Term Loan”) with a lender. The loan is provided under two facilities: facility A is comprised of $1.0 million maturing in 36 months, and facility B is comprised of $1.0 million maturing in 30 months. On April 17, 2020, the Company borrowed $1.0 million from facility A, and on October 12, 2020 the

F-2
1

Company borrowed the full $1.0 million from facility B. In addition to the principal payment, both loan facilities require a fixed monthly coupon payment. The aggregated annual coupon payment is $0.1 million. The principal is payable in 24 equal installments commencing on May 31, 2021 through April 30, 2023. The interest rate is fixed at 4.75% per annum. For the year ended December 31, 2020, the Company recorded $0.1 million of interest expense and did not
repay any principal outstanding under the 2020 Term Loan.
The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which is recorded to additional paid-in
capital and an adjustment against the loan proceeds. The debt issuance costs are amortized as additional interest expense over the term of the agreement.
2020 Note
—In April 2020, the Company entered into a Paycheck Protection Program Note (“PPP Note”) for $4.3 million pursuant to the PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act administered by the U.S. Small Business Administration (“SBA”). The term of the PPP Note was two years with a maturity date in April 2022 and contained a favorable fixed annual interest rate of 1.0%. Principal and interest were payable monthly and could be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Company repaid in full the PPP Note in May 2020, including accrued interest of $0.1 million, in the amount of $4.4 million.
Debt obligations as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Line of credit	$3,000	$3,000
2019 Term Loan	2,417	3,000
2018 Term Loan	5,650	8,815
2020 Term Loan	2,000	—

Total debt	13,067	14,815
Less: unamortized debt discount	(350)	(437)

Total debt, net of debt discount	12,717	14,378
Less: current portion of long-term debt	(8,215)	(6,748)

Long-term debt	$4,502	$7,630

The future principal payments and final payment fee for the Company’s outstanding debt obligations as of December 31, 2020 were as follows (in thousands):

December 31, 2020
2021	$8,215
2022	4,102
2023	750
2024	—

Total	$13,067

6. COMMITMENTS AND CONTINGENCIES
Lease and Purchase Obligation
—The Company leases offices under operating leases for its U.S. headquarters and international locations that expire at various dates through 2025. Under the lease agreements

F-2
2

that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2020 and 2019, was
 $
2.5
 million and $
1.9
 million, respectively. In addition, the Company has purchase obligations, which includes agreements and issued purchase orders containing non-cancelable
payment terms to purchase goods and

services.
As of December 31, 2020 and 2019, future minimum operating lease payments and purchase obligations are as follows (in thousands):

	Operating Leases	Purchase Obligations	Total Lease and Purchase Obligations
2021	$1,383	$3,859	$5,242
2022	1,301	—	1,301
2023	1,339	—	1,339
2024	1,306	—	1,306
2025	207	—	207
Thereafter	—	—	—

Total	$5,536	$3,859	$9,395

Litigation
—The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss and the Company has made an assessment of the probability of incurring any such losses and whether or not those losses are estimable. As of December 31, 2020 and 2019, there were no amounts accrued that the Company believes would be material to its financial position.
Indemnification
—In the ordinary course of business, the Company entered into certain agreements that provided for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of December 31, 2020 and 2019, there were no known events or circumstances that have resulted in a material indemnification liability.
7. CONVERTIBLE NOTES
The Company issued convertible notes in 2017 and 2018 to various investors in an aggregate principal amount of $17.0 million. The convertible notes carried an interest rate of 5.0% per annum. As per the terms of the convertible note agreement, the principal and the unpaid accrued interest are automatically convertible into shares of the Company’s Series C redeemable convertible preferred stock at $1.7194 per share by the maturity date upon certain terms and conditions. Accordingly, all of the convertible notes, including unpaid accrued interest, amounting to $17.8 million converted to 10,370,967 shares of Series C redeemable convertible preferred stock at $1.7194 per share in January 2019.
The Company issued convertible notes between January 2020 and March 2020 to various investors amounting to $8.5 million (“2020 Notes”). The convertible notes carry an interest rate of 5.0% per annum. The notes mature in January 2022 and cannot be prepaid without written consent. As per the terms of the convertible note agreement, if a qualified financing, defined as a transaction or series of transactions by which the Company sells redeemable convertible preferred stock for aggregate gross proceeds of at least $10.0 million, occurs prior to the payment of the notes, then the notes plus accrued and unpaid interest shall automatically convert into shares of redeemable convertible preferred stock at a price paid by the other purchasers of the redeemable convertible

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3

preferred stock sold in the qualified financing discounted by 10.0% if converted prior to January 2021, and on or after January 2021 by 15.0%. If no qualified financing occurs on or prior to the maturity date, then the outstanding principal amount of these convertible notes and all accrued and unpaid interest shall be converted into Series D redeemable convertible preferred stock at a conversion price of $2.0181 per share. During April and June 2020, the Company completed the Series D redeemable convertible preferred stock financing and subsequently issued 21,708,519 shares of Series D redeemable convertible preferred stock at $2.0181 per share for total cash proceeds of $43.8 million. Accordingly, as this meets the qualified financing requirement, all of the convertible notes, including unpaid accrued interest of $8.6 million converted into 4,728,975 shares of Series D redeemable convertible preferred stock at $1.8163 per share in April 2020. The combined aggregate amount of the proceeds from the Series D redeemable convertible preferred stock financing and the converted notes was $52.4 million.
The 2020 Notes contain an embedded derivative. The fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount, and the debt discount is recorded against the carrying amount of the related convertible notes outstanding. The amortization of the debt discount was recorded as interest expense. The embedded derivative liability was re-valued
to the current fair value at the end of each reporting period using the income-based approach. Upon conversion, the embedded derivative liability was re-valued
at the conversion, and then the related fair value amount was recorded to other (expense) income in the consolidated statements of operations and comprehensive loss as part of gain or loss on debt extinguishment. The fair value of the embedded derivative upon issuance was $1.0 million and was adjusted to $0.9 million upon conversion in April 2020. Interest expense was accreted on the convertible notes between issuance and conversion. Interest expense of $0.1 million on the convertible notes are included in interest expense for the year ended December 31, 2020 in the consolidated statements of operations and comprehensive loss. There was no derivative liability balance as of December 31, 2020 and 2019.
8. REDEEMABLE CONVERTIBLE PREFERRED STOCK
As of December 31, 2020 and 2019, the Company’s redeemable convertible preferred stock consisted of the following balances (in thousands, except per share amounts):

	December 31, 2020
Convertible preferred stock:	Original Issuance Price	Shares Authorized	Shares Issued and Outstanding	Shares of Common Stock if converted	Carrying Value	Aggregate Liquidation Preference	Dividend Rate
Series Seed redeemable	$0.3507	24,861	24,861	24,861	$7,350	$8,720	8.0%
Series A-1 redeemable	$0.4261	7,570	7,570	7,570	3,165	3,226	8.0%
Series B redeemable	$0.8194	19,527	19,527	20,957	15,905	16,000	8.0%
Series C redeemable	$1.7194	30,730	30,727	30,727	52,696	52,832	8.0%
Series D redeemable	$2.0181	42,717	42,294	42,294	85,052	$85,353	8.0%

		125,405	124,979	126,409	$164,168	$166,131

	December 31, 2019
Convertible preferred stock:	Original Issuance Price	Shares Authorized	Shares Issued and Outstanding	Shares of Common Stock if converted	Carrying Value	Aggregate Liquidation Preference	Dividend Rate
Series Seed redeemable	$0.3507	24,861	24,861	24,861	$7,350	$8,720	8.0%
Series A-1 redeemable	$0.4261	7,570	7,570	7,570	3,165	3,226	8.0%
Series B redeemable	$0.8194	19,527	19,527	20,957	15,905	16,000	8.0%
Series C redeemable	$1.7194	30,730	30,727	30,727	52,696	52,832	8.0%
Series D redeemable	$2.0181	15,857	15,857	15,857	31,862	$32,000	8.0%

		98,545	98,542	99,972	$110,978	$112,778

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The holders of the Company’s Series Seed,
A-1,
B, C, and D redeemable

convertible preferred stock have various rights, preferences, privileges, and restrictions with respect to voting, dividends, liquidation, and conversion as follows:
Dividends
—Holders of shares of the Company’s redeemable convertible preferred stock are entitled to receive non-cumulative
dividends at an annual rate of 8.0% per share payable, if and when, declared by the board of directors, prior and in preference to any payment of any dividend on the common stock; such dividends shall be non-cumulative.
The redeemable convertible preferred stockholders are also entitled to participate in dividends on common stock on an as-converted
basis. The holders of redeemable convertible preferred stock can waive any dividend preference that such holders shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting as a single class on an as-converted
basis (the “Preferred Consent”). As of December 31, 2020, no dividends have been declared or paid.
Voting Rights
—Holders of shares of the Company’s Series Seed and Series
A-1
redeemable convertible preferred stock have voting rights equal to the number of shares of common stock into which such redeemable convertible preferred stock is convertible. The holders of a majority of the outstanding shares of Series Seed redeemable convertible preferred stock and Series
A-1
redeemable convertible preferred stock, voting as a single class on an as-converted
basis, shall be entitled to elect one member of the Board of Directors of Matterport, Inc. (the “Board”). The holders of a majority of the outstanding shares of Series B redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of Series C redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of the Company’s common stock, voting as a separate class, shall be entitled to elect three members of the Board. Any remaining members of the Board shall be elected by the holders of (a) a majority of the outstanding shares of the Company’s common stock and (b) a majority of the outstanding shares of the Company’s redeemable convertible preferred stock, voting together as a single class on an as-converted
basis.
Liquidation Preference
—In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series
A-1
redeemable convertible preferred stock, Series B redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series C redeemable convertible preferred stock original issue price or Series D redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such applicable share of redeemable convertible preferred stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
After payment in full of amounts payable to the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock above, the holders of Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series
A-1
redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series B redeemable convertible preferred stock original issue price, plus all declared but unpaid dividends, on each such share of Series B redeemable convertible preferred stock held by them. If upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series B redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally

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5

available for distribution shall be distributed ratably among the holders of Series B redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
After payment in full of amounts payable to the holders of Series B redeemable convertible preferred stock, the holders of Series Seed redeemable convertible preferred stock and Series
A-1
redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of common stock by reason of their ownership thereof, an amount equal to the Series Seed redeemable convertible preferred stock original issue price or the Series
A-1
redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such share of redeemable convertible preferred stock held by them. The Series Seed redeemable convertible preferred stock and Series
A-1
redeemable convertible preferred stock shall rank pari passu with respect to the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series Seed redeemable convertible preferred stock and Series
A-1
redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series Seed redeemable convertible preferred stock and Series
A-1
redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
After payment to the holders of redeemable convertible preferred stock of the preferential amounts, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of common stock based on the number of shares of common stock then held by them. If, upon occurrence of such event, the assets and funds distributed among the holders of redeemable convertible preferred stock are insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
For purposes of determining the amount each holder of redeemable convertible preferred stock is entitled to receive with respect to a Liquidation Event, each such holder of redeemable convertible preferred stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of redeemable convertible preferred stock into shares of common stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of redeemable convertible preferred stock into shares of common stock. If any such holder shall be deemed to have converted shares of redeemable convertible preferred stock into common stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the redeemable convertible preferred stock that have not converted (or have not been deemed to have converted) into shares of common stock.
A “Liquidation Event” shall mean (i) a liquidation, dissolution, or winding up of the Company; (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation, or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets or intellectual property of the Company, except where such sale, lease, exclusive license, or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition, or otherwise) in which a majority of the total outstanding voting power of the Company is transferred. Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the

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6

Company’s securities immediately before such transaction or engage in a bona fide equity financing transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may only be waived with the Preferred Consent.
Conversion Rights
—At the option of the holder, each share of redeemable convertible preferred stock is convertible into shares of common stock as is determined by dividing the original issuance price per share for Series Seed,
A-1,
B, C, and D redeemable convertible preferred stock, by the conversion price applicable to such shares. The initial conversion price per share is the original issuance price of the redeemable convertible preferred stock. The conversion ratio for the redeemable convertible preferred stock shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like. In addition, if the Company should issue any additional stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s Amended Certificate of Incorporation.
Each share of redeemable convertible preferred stock will automatically convert into shares of common stock at the conversion rate then in effect upon the earlier of (i) the closing of the sale of the Company’s Common Stock to the public at a price of at least $3.0272 per share and aggregate proceeds of not less than $50.0 million, net of underwriting discounts and commissions or (ii) the date of the Preferred Consent.
Redemption
—Redeemable convertible preferred stock is not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.
9. COMMON STOCK
As of December 31, 2020 and 2019, the Company was authorized to issue 230.7 million and 189.5 million shares, respectively, of common stock with a par value of $0.0001 per share.
In August 2020, the Company repurchased and retired 0.4 million shares of common stock held by former employees. Of the $0.5 million total aggregate consideration, the fair value of the shares of $0.4 million was recorded in accumulated deficit, while the amounts paid in excess of the fair value of common stock at the time of purchase of $0.1 million was recorded as compensation expense.
The Company had reserved shares of common stock for future issuance as of December 31, 2020 and 2019 as follows (in thousands):

	December 31,
	2020	2019
Redeemable convertible preferred stock, all series	126,409	99,972
Warrants to purchase common stock	1,081	875
Common stock options outstanding	49,206	48,763
Shares available for future grant of equity awards	1,921	1,419

Total shares of common stock reserved	178,617	151,029

Common Stock Warrants
—The Company issued warrants to purchase common stock in connection with loan agreements entered from three lenders as disclosed below and in Note 5. All previously issued common stock warrants were fully vested and exercisable as of December 31, 2020 and 2019. Those warrants were considered equity instruments at inception and were recorded to additional paid-in
capital. The warrants have a contractual
10-year
life from the issuance date.

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7

In the event of an acquisition in which the fair market value of one share is greater than the warrant exercise price as of the date of the acquisition, all outstanding and unexercised warrant shall automatically be deemed to be cashless exercised immediately prior to the consummation of the acquisition. In the event of an acquisition where the fair market value per share is less than the warrant exercise price in effect immediately prior to the acquisition, then warrant will expire immediately prior to the consummation of the acquisition.
2015 and 2017 Term Loan Warrants
—On May 20, 2015, and October 26, 2017, in connection with the 2015 Agreement and the 2015 Amended and Restated Agreement, the Company issued warrants to purchase 182,072 shares of common stock to the lender with an exercise price of $0.159 per share and 9,268 shares of common stock to the lender with an exercise price of $0.347 per share, respectively. As set forth in the warrant agreement, on November 2, 2017, the Company issued additional warrants to purchase 9,268 shares of common stock to the lender upon the funding of the term loan with an exercise price of $0.347 per share. On September 16, 2019, in connection with the 2017 Second Amended and Restated Agreement, the Company issued warrants to purchase 82,386 shares of common stock to the lender with an exercise price of $0.659 per share. As of December 31, 2020, the 2015 and 2017 Term Loan warrants remained outstanding.
2018 Term Loan Warrants
—On April 20, 2018, in connection with the 2018 Agreement, the Company issued warrants to purchase 592,406 shares of common stock to the lender with an exercise price of $0.347 per share. The Company determined the fair value of the warrants to be $0.2 million as of the issuance date based on the Black-Scholes option-pricing model using the following assumptions: 0% dividend yield, 44.8% volatility, and risk-free rate of 3.0%. The Company amortized less than $0.1 million debt discount related to these warrants during the year ended December 31, 2019, which was recorded to interest expense in the Company’s consolidated statement of operations and comprehensive loss. As of December 31, 2020 and 2019, the unamortized debt discount related to the above warrants were $0.2 million and $0.1 million, respectively. As of December 31, 2020, the 2018 Term Loan warrants remained outstanding.
2020 Term Loan Warrants
—On February 20, 2020, in connection with the 2020 Term Loan, the company issued warrants to purchase up to 205,964 shares of common stock to the lender with an exercise price of $0.659 per share. The Company determined the fair value of the warrants to be $0.1 million as of the issuance date based on the Black-Scholes option pricing model using the following assumptions: 0% dividend yield, 38.37% volatility, and risk-free rate of 1.45%. As set forth in the warrant agreement, upon an event of an acquisition, the warrant shall automatically be deemed as cashless exercise. In the event of acquisition where the fair market value of one share is less than the warrant exercise price, then the warrant will expire immediately prior to the consummation of the acquisition. As of December 31, 2020, the 2020 Term Loan warrants remained outstanding.
10. STOCK PLAN
2011 Stock Incentive Plan
—On June 17, 2011, the Company’s Board and stockholders approved the Matterport, Inc. 2011 Stock Incentive Plan, (the “2011 Stock Plan”), which allows for the issuance of incentive stock options (“ISOs”), non-qualified
stock options (“NSOs”), the issuance of restricted stock awards (“RSAs”), and the sale of stock to its employees, the Board, and consultants. As of December 31, 2020, the Company has granted primarily ISOs. The 2011 Stock Plan will expire in June 2021 (10 years from its adoption), unless terminated earlier.
Since the inception of the 2011 Stock Plan, the Company’s Board and its stockholders have voted to increase the shares of common stock reserved under the plan on several occasions. As of December 31, 2020 and 2019, 66.5 million and 58.2 million shares, respectively, were authorized under the 2011 Stock Plan. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool.
Stock options are granted with exercise prices not less than 100% of the fair value of the common stock on the date of issuance and, for 10% stockholders, not less than 110%. Equity awards vest over a period of time as

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8

determined by the Board, generally over a four-year period, and stock options expire 10 years from the date of grant (
5
years for 10% stockholders) and are
non-transferable.
The Company has also granted equity awards subject to performance-based vesting. Stock options may be granted with early exercise provisions. Vested option shares are exercisable for three months after termination, other than for cause, and for at least 12 months if due to death or disability, but in no event later than the expiration of the option term. Stock options granted to the Board are subject to automatic vesting upon change in control. For non-Board
award recipients, if within 60 days of a change of control, the individual resigns due to an adverse change in job position, work location, reduction in pay, or other adverse changes, or within 12 months of a change of control the successor company terminates the individual’s service without cause, vesting of the option shall accelerate with respect to shares that would have vested in the
12-month
period following such termination or resignation, effective immediately prior to their last day.
Shares Available for Future Grant
—Shares available for future grant under the Company’s stock plans as of December 31, 2020 and 2019, were 1.9 million and 1.4 million shares, respectively. The Company issues new shares upon a share option exercise or release.

9

Stock Option Activity
—The following table summarizes the stock option activities under the Company’s stock plans for the years ended December 31, 2020 and 2019 (in thousands, except for share data):

	Options Outstanding		Weighted- Average Remaining Contractual Term (Years)
	Number of Shares	Weighted- Average Exercise Price		Aggregate Intrinsic Value
Balance—January 1, 2019	24,482	$0.28	7.3	$3,555
Granted	29,030	0.66
Exercised	(2,080)	0.22
Expired or canceled	(2,670)	0.42

Balance—December 31, 2019	48,762	$0.50	8.1	$7,698
Granted	13,349	0.81
Exercised	(7,293)	0.21
Expired or canceled	(5,612)	0.54

Balance—December 31, 2020	49,206	$0.62	8.1	$245,565	(1)

Option vested and exercisable—December 31, 2020	20,935	$0.50	7.2	$107,029	(1)

(1)	As corrected to reflect the common stock fair market value per share as of December 31, 2020.
The weighted-average grant date fair value of options granted were $0.33 and $0.27 per share as of December 31, 2020 and 2019, respectively. The aggregate intrinsic value of the options exercised, and total grant-date fair value of awards vested were $3.6 million and $0.9 million and $2.3 million and $1.6 million, during the years ended December 31, 2020 and 2019, respectively.
The weighted-average remaining contractual life of vested and expected to vest options is 8.1 years as of December 31, 2020 and 2019.
Total compensation cost related to
non-vested
awards not yet recognized as of December 31, 2020 and 2019, was $7.3 million and $6.4 million, respectively, with a weighted-average period of 2.73 years and 3.12 years, respectively, over which this compensation cost was expected to be recognized.
Employee Stock-based Compensation
—For service awards, the fair value of options on the date of grant is estimated based on the Black-Scholes option-pricing model using the single-option award approach. The Company recognizes costs as compensation expense, recorded under operating expenses in the statements of operations and comprehensive loss, on a straight-line basis over the employee’s requisite service period, which is generally four years. The Company does not estimate expected forfeitures and recognizes forfeitures as they occur.
In March 2019, the Company granted 0.9 million performance-based stock option awards to a senior executive. The award shall vest and become exercisable upon the consummation of the earlier of a change in control or an initial public offering (“IPO”), subject to certain share price targets. The vesting of the award also requires employment up to the consummation of the change in control or IPO. As of December 31, 2020, no stock-based compensation has been recognized for the stock options because a change in control transaction or an IPO has not yet occurred. The term of the awards was modified in March 2021. See Note 15.
In August and November 2020, the company settled 1.3
million

vested stock options held by certain former employees with cash. Of the $1.3 million total aggregate consideration, the fair value of the shares of $1.0 million was recorded in additional paid-in
capital, while the amounts paid in excess of the fair value of stock options at the time of purchase of $0.3 million was recorded as compensation expense.
Employee Stock Options Valuation
—The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates

F-

of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
Expected volatility	38.5 – 45.0%	38.4 – 39.1%
Expected term	5.5 – 6.1 Years	5.9 – 6.4 Years
Risk-free interest rate	0.3 – 1.5%	1.6 – 2.4%
Expected dividend yield	0%	0%
Stock-Based Compensation Expense
—Compensation expense is allocated on a departmental basis, based on the classification of the option holder. The following table presents the amount of stock-based compensation related to stock-based awards to employees in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (in thousands):

	Year ended December 31,
	2020	2019
Costs of revenue	$135	$32
Research and development	624	427
Selling, general, and administrative	1,746	1,371
Stock-based compensation, net of amounts capitalized	2,505	1,830
Capitalized stock-based compensation	146	56

Total stock-based compensation	$2,651	$1,886

There was no nonemployee stock-based compensation expense for the years ended December 31, 2020 and 2019.
The amount of cash received by the Company for the exercise of share options
was $1.5 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.
11. INCOME TAXES
The components of the net loss before income taxes, determined by jurisdiction, for the years ended December 31, 2020 and 2019 were as follows (in thousands):

	Year Ended December 31,
	2020	2019
United States	$(14,294)	$(32,136)
Foreign	350	241

Loss before income taxes	$(13,944)	$(31,895)

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1

The provision for income taxes for the years ended December 31, 2020 and 2019, were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current
State	$8	$3
International	69	62

Total current tax expense	77	65
Total deferred tax expense	—	—

Total tax expense	$77	$65

The components of the deferred tax assets for the years ended December 31, 2020 and 2019, consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$29,734	$27,510
Research and development credits carryforward	5,009	3,975
Accruals	988	509
Other	62	71
Interest expense carryforward	566	278
Fixed assets	128	140
Stock-based compensation	604	413

Total deferred tax assets	$37,091	$32,896

Less: valuation allowance	(35,023)	(31,081)
Deferred tax liabilities:
Intangibles	(1,876)	(1,710)
Deferred commissions	(192)	(105)
Total deferred tax liabilities	(2,068)	(1,815)

Net deferred tax assets	$—	$—

ASC 740,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, requires that the tax benefit of net operating losses (“NOLs”), temporary differences, and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not more likely than not to be realized and, accordingly, has provided a valuation allowance.
The table below presents the changes in the valuation allowance for deferred tax assets for the years ended December 31, 2020 and 2019 (in thousands):

Description	Balance at beginning of period	Additions charges to costs and expenses	Write-offs and deductions	Balance at end of period
Valuation allowance for deferred tax assets
For the Year Ended December 31, 2020	31,081	3,942	—	35,023
For the Year Ended December 31, 2019	23,150	7,931	—	31,081

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Net operating loss and tax credit carryforwards as of December 31, 2020 were as follows (in thousands):

	Amount	Expiration Years
NOLs, federal (Post December 31, 2017)	$59,316	Do Not Expire
NOLs, federal (Pre January 1, 2018)	61,397	12/31/2031
NOLs, state	65,315	12/31/2032
Tax credits, federal	5,312	12/31/2032
Tax credits, state	$3,843	Do Not Expire
On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, which resulted in significant changes to the Internal Revenue Code. The new law provides for an indefinite carryforward of NOLs but limits the NOLs deduction to
80
% of taxable income and generally disallows the carryback of NOLs. The new 80% limitation applies to NOLs arising in taxable years beginning after

December 31, 2017, and the carryback/ carryforward provisions apply to NOLs arising in taxable years ending after December 31, 2017. Consequently, NOLs generated in taxable years beginning before January 1, 2018, will continue to be able to offset 100% of taxable income. NOLs generated in tax years ending before January 1, 2018, will remain subject to a
20-year
carryforward.
The effective tax rate of the Company’s provision for income taxes differed from the federal statutory rate as of December 31, 2020 and 2019, and was as follows:

	December 31,
	2020	2019
Statutory federal income benefit rate	21.0%	21.0%
State income tax rate	7.01	3.90
Change in valuation allowance	(28.27)	(24.85)
Research and development credits	2.86	0.73
Other	(0.80)	(0.45)
Convertible notes—nondeductible	(1.57)	—
Stock-based compensation	(0.89)	(0.53)
Foreign rate differential	0.03	(0.03)

Effective tax rate	(0.63)%	(0.23)%

A reconciliation of the Company’s unrecognized tax benefits for the years ended December 31, 2020 and 2019, was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Unrecognized tax benefits—beginning	$2,906	$2,441
Gross Increases—prior-year unrecognized tax benefits	—	—
Gross Increases—current-year unrecognized tax benefits	756	465

Unrecognized tax benefits—ending	$3,662	$2,906

The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized. During the years ended December 31, 2020 and 2019, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.
The Company files income tax returns in the US for federal, California, and several state tax jurisdictions. The federal and state income tax returns from inception since 2011 to December 31, 2020, remain subject to examination.

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3

12. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net loss per share attributable to common stockholders was computed by dividing net loss by the weighted-average number of common shares outstanding for the years ended December 31, 2020 and 2019 (in thousands, except per share data):

	Year ended December 31,
	2020	2019
Numerator :
Net loss attributable to common stockholders	$(14,021)	$(31,960)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,841	31,108

Net loss per share attributable to common stockholders, basic and diluted	$(0.43)	$(1.03)

The potential shares of common stock were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive for
the years ended December 31, 2020 and 2019:

	Year ended December 31,
	2020	2019
Redeemable convertible preferred stock, all series	126,409	99,972
Warrants to purchase common stock	1,081	875
Common stock options outstanding	49,206	48,762

Total potentially dilutive common share equivalents	176,696	149,609

13. RELATED-PARTY TRANSACTIONS
From January 2020 to March 2020, Matterport issued convertible promissory
notes in an aggregate principal amount of $8.5 million (“
2020 Notes
”) to investors, including (i) $400,000 aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, (ii) $2.0 million aggregate principal amount to Lux
Co-Invest
Opportunities, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, and (iii) $1,000,000 aggregate principal amount to QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Matterport board of directors. The 2020 Notes accrued interest at a rate of 5% per annum. All of the 2020 Notes were converted to Series D redeemable convertible preferred stock in April 2020 in connection with Matterport’s Series D redeemable convertible preferred stock financing.
14. EMPLOYEE BENEFITS PLANS
The Company has a defined-contribution retirement and savings plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”) covering substantially all US employees. The 401(k) Plan allows each participant to contribute up to an amount not to exceed an annual statutory maximum. The Company contracted with a third-party provider to act as a custodian and trustee and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. For the years ended December 31, 2020 and 2019, the Company made $0.2 million and $0.6 million, respectively, of discretionary matching contribution.
The Company contributes to a defined-contribution pension plan for eligible employees in the U.K. Pension plan benefits are based primarily on participants’ compensation and years of service credited as specified under

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4

the terms of the plan. For the years ended December 31, 2020 and 2019, the Company made $0.2 million and $0.1 million, respectively, of matching contributions to the U.K. pension plan.
15. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through April 5, 2021, the date these consolidated financial statements are available to be issued,
and has determined that the following subsequent events require disclosure in the consolidated financial statements.
In February 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gores Holdings VI Inc. (“Gores”), Maker Merger Sub, Inc. (“First Merger Sub”), and Maker Merger Sub II, LLC (“Second Merger Sub”), which provides for, among other things: (a) the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Gores (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Merger”).
In February 2021, the holders of all of the Company’s outstanding warrants agreed to exercise their warrants contingent upon, and effective immediately prior to, the consummation of the First Merger.
In February 2021, the Company amended and restated its certificate of incorporation to include a merger with or into or consolidation with Gores Holdings VI, Inc., a Delaware corporation, or one or more of its subsidiaries (whether or not the Company is the surviving entity of such merger or consolidation), in the definition of “Liquidation Event”.
In February 2021, the Company amended and restated 2011 Stock Plan which allows the Company to grant restricted stock units (“RSUs”) and extended the terms of the plan until February 12, 2022, unless terminated earlier. The Company approved and granted a total of 1,353,200 shares of RSUs awards to certain employees under the amended and restated 2011 Stock Plan in February 2021.
In March 2021, the Company amended the performance condition of the performance-based stock option awards to a senior executive and as a result the award shall vest and become exercisable upon the closing of the Merger. The modification will result in a Type IV modification and the fair value of the stock option awards remeasured as of the modification date will be recognized upon the closing of the Merger, which will be approximately $8.2 million.
Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited)
In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through November 19, 2021, the date the financial statements were available to be reissued.
On July 22, 2021, in connection with the Merger, the Company raised gross proceeds of
 $
640.1
 million, including the contribution of $
345.1
 million of cash held in Gores’ trust account from its initial public offering and an aggregate purchase price of $
295.0
 million in a private placement pursuant to the subscription agreements (“Private Investment in Public Equity” or “PIPE) at $
10.00
per share of Gores’ Class A common stock. The Company paid $
0.9
 million to Gores’ stockholders who redeemed Gores’ Class A common stock immediately prior to the Closing. The Company and Gores incurred $
10.0
 million and $
26.3
 million transaction costs, respectively. The total transaction cost was $
36.3
 million, consisting of underwriting, legal, and other professional fees. The aggregate consideration paid to Legacy Matterport stockholders in connection with the Merger (excluding any potential
Earn-Out
Shares), was
218,875,000
shares of the Company Class A common stock, par value $
0.0001
per share. The Per Share Matterport Stock Consideration was equal to approximately
4.1193
(the “Exchange Ratio”).

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5

The following transactions were completed concurrently upon the Closing:

•	Immediately prior to the Closing, 52,236 shares Series D redeemable convertible preferred stock of Legacy Matterport were issued to a customer of Legacy Matterport.

•	each issued and outstanding share of Legacy Matterport preferred stock was canceled and converted into the right to receive a total of 126,460,926 shares of the Matterport Class A common stock;

•	each Legacy Matterport warrant was exercised in full in exchange for the issuance of 1,038,444 shares of Matterport Class A common stock to the holder of such Matterport Warrants;

•
each issued and outstanding share of Legacy Matterport common stock (including the items mentioned in above points) was canceled and converted into the right to receive an aggregate number of shares of Class A common stock equal to the Per Share Matterport Stock Consideration;

•
each outstanding vested and unvested Legacy Matterport common stock option was converted into a rollover option, exercisable for shares of Matterport Class A common stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Per Share Matterport Stock Consideration; and

•
each outstanding and unvested Legacy Matterport RSU was converted into a rollover RSU for shares of Matterport Class A common stock with the same terms except for the number of shares, which were adjusted using the Per Share Matterport Stock Consideration

On July 22, 2021, the Company approved the 2021 Incentive Award Plan (“2021 Plan”) and the 2021 Employee Stock Purchase Plan (“2021 ESPP”).
At closing of the Merger, Legacy Matterport Stockholders and certain holders of Legacy Matterport Stock Options and RSUs are entitled to receive a number of
Earn-out
Shares comprising up to 23,460,000 shares of Class A common stock in the aggregate. There are six distinct tranches, and each tranche has 3,910,000
Earn-out
shares. The
Earn-out
shares are issuable if the daily volume weighted average price (based on such trading day) of one share of common stock exceeds $13.00, $15.50, $18.00, $20.50, $23.00, and $25.50 for a period of at least 10 days out of 30 consecutive trading days during the period beginning on the 180th day following the Closing and ending on the fifth anniversary of such date. The
Earn-out
shares are subject to early release if a change of control that will result in the holders of the Company common stock receiving a per share price equal to or in excess of the price target as above.
The Company repaid in full the Line of Credit of $3.0 million and the 2019 Term Loan of $2.4 million of principal outstanding during the nine months ended September 30, 2021.
The company repaid in full the 2018 Term loan of $5.6 million during the nine months ended September 30, 2021, including a $0.5 million required final payment fee pursuant to the 2018 Agreement and $0.1 million prepayment fee as the Company fully repaid the 2018 Term Loan in July 2021. The Company recorded $0.1 million loss on the extinguishment for the three months ended September 30, 2021.
The Company started repayment of principal of 2020 Term Loan in May 2021 and repaid in full the 2020 Term Loan of $2.0 million of principal outstanding during the nine months ended September 30, 2021. The Company recorded $0.1 million loss on the 20
20
Term Loan extinguishment for the three months ended September 30, 2021.

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